SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                  FaxSav, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                   31210L 10 4
       -----------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 11 Pages
                        Exhibit Index Contained on Page 9

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 31210L 10 4                                      13G            Page 2  of 11 Pages
---------------------------------------------------                   ----------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Sierra Ventures III, a California
                               Limited Partnership ("Sierra III") 94-3054838

-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)[ ]    (b) [X]

-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                               - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                        6         SHARED VOTING POWER
                                                                                                                  1,375,364
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                                                                  1,375,364
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                  1,375,364
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                    [  ]

-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                      14.1%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 31210L 10 4                                      13G            Page 3 of 11 Pages
---------------------------------------------------                   ----------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SV Associates III, L.P. ("SV Associates III")
                      94-3056079
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)[ ]    (b) [X]

-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER                                                   - 0 -
              NUMBER OF
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                        6         SHARED VOTING POWER  1,389,196
                                                  shares   of  which   1,375,364
                                                  shares are  directly  owned by
                                                  Sierra III and  13,832  shares
                                                  are  directly  owned by Sierra
                                                  Ventures III International,  a
                                                  Delaware  Limited  Partnership
                                                  ("Sierra III  International").
                                                  SV   Associates   III  is  the
                                                  general  partner of Sierra III
                                                  and Sierra III International.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER                                              - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  1,389,196   shares   of  which
                                                  1,375,364  shares are directly
                                                  owned by Sierra III and 13,832
                                                  shares are  directly  owned by
                                                  Sierra III  International.  SV
                                                  Associates  III is the general
                                                  partner   of  Sierra  III  and
                                                  Sierra III International.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                  1,389,196
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                   [  ]

-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                      14.2%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 31210L 10 4                                      13G            Page 4 of 11 Pages
---------------------------------------------------                   ----------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Sierra Ventures V, a California
                               Limited Partnership ("Sierra V") 94-3222153

-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                               (a)[ ]    (b) [X]

-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                               - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                        6         SHARED VOTING POWER
                                                                                                                    676,324
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                                                                    676,324
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    676,324
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                                     [  ]

-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       6.9%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 31210L 10 4                                      13G            Page 5 of 11 Pages
---------------------------------------------------                   ----------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SV Associates V, L.P. ("SV Associates V") 94-3222154
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                               (a)[ ]    (b) [X]

-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                               - 0 -
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH
                                      ---------------------------------------------------------------------------------------
                                        6         SHARED VOTING POWER
                                                  676,324 shares  directly owned
                                                  by Sierra V. SV  Associates  V
                                                  is  the  general   partner  of
                                                  Sierra V.

                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  676,324 shares  directly owned
                                                  by Sierra V. SV  Associates  V
                                                  is  the  general   partner  of
                                                  Sierra V.

-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    676,324
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       6.9%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  FaxSav, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  399 Thornall Street
                  Edison, New Jersey 08837

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

                  This statement is being filed by SV Associates III, L.P., a California limited partnership ("SV Associates III") and SV Associates V, L.P., a California limited partnership ("SV Associates V"), each of whose principal business address is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. SV Associates III is general partner to Sierra Ventures III, a California Limited Partnership ("Sierra III") and Sierra Ventures III International, a California Limited Partnership ("Sierra III International"). SV Associates V is general partner to Sierra Ventures V, L.P., a California Limited Partnership ("Sierra V"). With respect to SV Associates III and SV Associates V, this statement relates only to their indirect, beneficial ownership of shares of Common Stock of FaxSav, Inc. (the "Shares"). The Shares are held directly by Sierra III, Sierra III International, and Sierra V, respectively, and SV Associates III and SV Associates V do not directly or otherwise hold any Shares. Management of the business affairs of SV Associates III and SV Associates V, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of SV Associates III and SV Associates V listed on Exhibit B hereto. Each individual general partner disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 31210L 10 4

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  Please see Rows 5-11 of cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of Sierra III, Sierra III International and SV Associates III, and Sierra V and SV Associates V, respectively, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of FaxSav held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

SV ASSOCIATES V, L.P.                                   SV ASSOCIATES III, L.P.


By:                                                     By:
   -----------------------------------------------         ------------------------------------------------
         Martha A. Clarke Adamson,                               Martha A. Clarke Adamson,
         Attorney-in-Fact for the General Partners               Attorney-in-Fact for the General Partners


SIERRA VENTURES V, A CALIFORNIA                         SIERRA VENTURES III, A CALIFORNIA
LIMITED PARTNERSHIP                                     LIMITED PARTNERSHIP

By SV Associates V, L.P., its General Partner           By SV Associates III, L.P., its General Partner


By:                                                     By:
   -----------------------------------------------         ------------------------------------------------
         Martha A. Clarke Adamson,                               Martha A. Clarke Adamson,
         Attorney-in-Fact for the General Partners               Attorney-in-Fact for the General Partners




                                  EXHIBIT INDEX


                                                                    Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page

Exhibit A:  Agreement of Joint Filing                                  10

Exhibit B:  List of General Partners of SV Associates III, L.P.,       11
            and SV Associates V, L.P.

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,389,196 Shares of the Common Stock of FaxSav, Inc. held by Sierra Ventures III, a California
Limited Partnership and Sierra Ventures III International,  a California Limited
Partnership and for the 676,324 shares of the Common Stock of FaxSav, Inc. held by Sierra Ventures V, L.P., a California Limited Partnership.


Dated:  February 13, 1997

SV ASSOCIATES V, L.P.                                 SV ASSOCIATES III, L.P.


By:                                                   By:
   -----------------------------------------------        ----------------------------------------------
         Martha A. Clarke Adamson,                             Martha A. Clarke Adamson,
         Attorney-in-Fact for the General Partners             Attorney-in-Fact for the General Partners


SIERRA VENTURES V, A CALIFORNIA                       SIERRA VENTURES III, A CALIFORNIA
LIMITED PARTNERSHIP                                   LIMITED PARTNERSHIP

By SV Associates V, L.P., its General Partner         By SV Associates III, L.P., its General Partner


By:                                                   By:
   -----------------------------------------------        ----------------------------------------------
         Martha A. Clarke Adamson,                             Martha A. Clarke Adamson,
         Attorney-in-Fact for the General Partners             Attorney-in-Fact for the General Partners



                                    EXHIBIT B

                               General Partners of
                SV Associates III, L.P. and SV Associates V, L.P.


                  Set forth below, with respect to each general partner of SV Associates III, L.P., and SV Associates V, L.P., is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Peter C. Wendell

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025

         (c)      United States Citizen


2.       (a)      Jeffrey M. Drazan

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025

         (c)      United States Citizen


3.       (a)      Petri Vainio

         (b)      c/o Sierra Ventures
                  3000 Sand Hill Road
                  Building Four, Suite 210
                  Menlo Park, CA 94025

         (c)      United States Citizen